Exhibit 99.17

SCHEDULE III

Schedule III of this Statement is hereby amended and restated in its entirety as follows:

Executive Officers and Directors of Nissan Motor Co., Ltd.

The name, citizenship and principal occupation of each director and executive officer of Nissan Motor Co., Ltd. are set forth below. The business address for each person listed below is c/o 1-1, Takashima 1-chome, Nishi-ku, Yokohama, Kanagawa, 220-8686, Japan.

OFFICERS:

Name	Citizenship	Present Principal Occupation or Employment
Ivan Espinosa	Mexico	President and CEO, Nissan Motor Co., Ltd.
Eiichi Akashi	Japan	Chief Technology Officer, Nissan Motor Co., Ltd.
Teiji Hirata	Japan	Chief Monozukuri Officer, Nissan Motor Co., Ltd.
Jeremie Papin	France	Chief Financial Officer, Nissan Motor Co., Ltd.

DIRECTORS:

Name	Citizenship	Present Principal Occupation or Employment
Yasushi Kimura	Japan	Honorary Executive Consultant, ENEOS Holdings, Inc. Chairman of the Board of Directors, Nissan Motor Co., Ltd.
Bernard Delmas	France	Independent outside director, Nissan Motor Co., Ltd.
Keiko Ihara	Japan	Representative director, Future, Inc.; Independent outside director, Nissan Motor Co., Ltd.
Motoo Nagai	Japan	Outside Director, Nisshin Seifun Group Inc.; Independent outside director, Nissan Motor Co., Ltd.
Andrew House	United Kingdom	Strategic Advisor, Intelity; Executive Mentor, EXCO Group; Outside director, Dentsu Group Inc.; Independent outside director, Nissan Motor Co., Ltd.
Brenda Harvey	United States	Independent outside director, Nissan Motor Co., Ltd.
Teruo Asada	Japan	Honorary Executive Advisor, Marubeni Corporation; Independent outside director, Nissan Motor Co., Ltd.
Mariko Tokuno	Japan	External Director, Shiseido Co., Ltd.; Independent outside director, Nissan Motor Co., Ltd.
Valerie Landon	France	Independent Board member, Forvia; Director, Nissan Motor Co., Ltd.
Timothy Ryan	United States	Director, Nissan Motor Co., Ltd.
Ivan Espinosa	Mexico	President and CEO, Nissan Motor Co. Ltd.
Eiichi Akashi	Japan	Chief Technology Officer, Nissan Motor Co. Ltd.

To the knowledge of the Reporting Persons, during the last five years, none of the individuals listed above has been: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such law